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Exhibit (a)(1)(i)

OFFER TO PURCHASE

MANUGISTICS GROUP, INC.
Offer to Purchase for Cash
Any and All of Its Outstanding
5% Convertible Subordinated Notes due 2007
 (CUSIP Nos. 565011 AB9 and 565011 AA1)
(ISIN Nos. US565011 AB97 and US565011 AA15)

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON JULY 5, 2006, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE").

        Manugistics Group, Inc. (the "Company") hereby offers to purchase for cash any and all of its outstanding 5% Convertible Subordinated Notes due 2007 (the "Notes") for the consideration described below. The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and the accompanying Letter of Transmittal (the "Letter of Transmittal") (which together with any amendments or supplements to this Offer to Purchase and the Letter of Transmittal, collectively constitute the "Offer"). As of June 1, 2006, there was $175.5 million aggregate principal amount of Notes outstanding, all of which were held by third parties unaffiliated with the Company.

        THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER DATED APRIL 24, 2006 (THE "MERGER AGREEMENT"), BY AND BETWEEN JDA SOFTWARE GROUP, INC. ("JDA"), STANLEY ACQUISITION CORP., A WHOLLY-OWNED SUBSIDIARY OF JDA ("MERGER SUB") AND THE COMPANY WHICH PROVIDES THAT MERGER SUB WILL MERGE WITH AND INTO THE COMPANY (THE "MERGER"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE CONSUMMATION OF THE MERGER. THE CONSUMMATION OF THE MERGER IS SUBJECT TO CERTAIN CONDITIONS, INCLUDING THE FINANCING CONDITION (AS DEFINED HEREIN).

        Registered holders of the Notes ("Holders") who have validly tendered and not validly withdrawn their Notes on or before the Expiration Date will receive cash consideration, if such Notes are accepted for purchase, of $1,000 for each $1,000 principal amount of Notes tendered by such Holders plus all accrued but unpaid interest thereon up to, but not including, the Payment Date (the "Offer Consideration"). The "Payment Date" in respect of any Notes validly tendered (and not previously validly withdrawn) and accepted for payment is expected to be promptly following the Expiration Date.

        The Notes are currently convertible into shares of the Company's common stock, par value $0.002 per share ("Company Common Stock"), at a conversion price of $44.0625 per share, subject to adjustment. The last sale price of the Company Common Stock on June 1, 2006, the last trading day prior to the date of this Offer to Purchase, was $2.47 per share. As a result of the Merger, Notes which are not purchased in the Offer and remain outstanding after the Merger will no longer be convertible into Company Common Stock and instead will be convertible into the right to receive $2.50 per share of Company Common Stock into which the Notes would have been convertible immediately prior to the closing of the Merger. For example, $1,000,000 principal amount of Notes outstanding prior to the Merger would be convertible into 22,695 ($1,000,000 divided by $44.0625) shares of Company Common Stock and, as a result, the Holder of such principal amount of Notes would be entitled to receive $56,738 (22,695 multiplied by $2.50) after the Merger and would not have any rights to capital stock of JDA or any further rights to any capital stock of the Company. The Company Common Stock is traded on The Nasdaq National Market under the symbol "MANU".

        After the consummation of the Merger, if any Notes remain outstanding, the Company intends to give notice, pursuant to the terms of Section 3.9 of the Indenture (as defined herein), to the non-tendering Holders of the right to have the Company repurchase their Notes at a purchase price equal to 100% of the principal amount of the Notes plus accrued interest up to and including the date of repurchase fixed by the Company (the "Change in Control Offer"). Holders may not accept both the Offer and the Change in Control Offer.

        In addition, after the consummation of the Merger, if greater than $26.5 million in aggregate principal amount of the Notes remains outstanding after this Offer and the Change in Control Offer, then the Company will be required under the New Bank Facility (as defined herein) to irrevocably deposit in trust an amount sufficient to pay the principal of and interest on the then outstanding Notes to maturity in accordance with Section 10.1 of the Indenture. Upon the funding of such irrevocable deposit, the Company will no longer be subject to certain provisions of the Indenture, including the redemption provisions. The Holders of the outstanding Notes will be entitled to receive payment for 100% of the outstanding principal and unpaid interest upon maturity of the Notes or to convert such Notes into the right to receive $2.50 per share of Company Common Stock into which the Notes would have been convertible immediately prior to the closing of the Merger as described above. A Holder who does not accept the Offer or the Change in Control Offer will lose certain rights under the Indenture if the Company satisfies and discharges its obligations under the outstanding Notes after the Merger.

        Currently, all the Company's assets, except for its intellectual property assets, secure the Company's debt obligations under its existing credit facility. Upon the closing of the Merger and as result of the New Bank Financing (as defined herein), all of the assets of JDA and its subsidiaries, including the Company, will secure JDA's indebtedness under the New Bank Facility.

        Tenders of Notes may be validly withdrawn at any time on or before the Expiration Date by following the procedures described herein and in the Letter of Transmittal. After the Expiration Date, no tender of Notes may be withdrawn.

        Any questions or requests for assistance concerning the Offer may be directed to Citigroup Global Markets Inc. (the "Dealer Manager") at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other documents may be directed to MacKenzie Partners, Inc. (in such capacity, the "Information Agent") at the address and telephone number set forth on the back cover of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee (a "Custodian") for assistance concerning the Offer.

        NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY (AS DEFINED HEREIN) MAKES ANY RECOMMENDATION IN CONNECTION WITH THE OFFER.

        The Dealer Manager for the Offer is: Citigroup

June 2, 2006

        The Company's obligation to accept for payment, and to pay for, Notes validly tendered is conditioned upon, among other things, the completion of the Merger. In connection with the Merger, JDA will (i) enter into a credit facility (the "New Bank Facility") with a group of banks and other lenders providing for approximately $175 million aggregate principal amount of term loans and an approximately $50 million revolving credit facility, which will be guaranteed by JDA's subsidiaries, including the Company, and secured by a lien on substantially all of the assets of JDA and its subsidiaries, including the Company and (ii) receive approximately $50 million in cash as a result of a private equity financing of JDA (the "Equity Financing"). Upon the consummation of the Merger, JDA will distribute a portion of the net proceeds of the New Bank Facility and the Equity Financing to the Company to enable the Company to fund the Offer and related fees and expenses.

        If the Notes are not tendered in the Offer, they will remain outstanding according to their terms and the terms of the Indenture.

        Notwithstanding any other provision of the Offer, the Company's obligation to accept for payment, and to pay for, Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned upon: (a) the consummation of the Merger; (b) JDA having received proceeds from the Equity Financing and having entered into the New Bank Facility (together, the "Financing Condition"); (c)(1) the termination of (A) that certain Loan and Security Agreement dated April 12, 2002 by and among the Company, Manugistics, Inc. and Silicon Valley Bank, as the same has been amended, modified and supplemented from time to time, (B) that certain Loan Agreement dated January 14, 2003 by and among the Company, Manugistics, Inc., Manugistics Atlanta, Inc. and Silicon Valley Bank, as the same has been amended, modified and supplemented from time to time and (C) that certain Loan and Security Agreement dated March 31, 2004 by and among the Company, Manugistics, Inc. and Silicon Valley Bank, as the same has been amended, modified and supplemented from time to time (collectively, the "Existing Credit Agreements"); or (2) the receipt of appropriate waivers from the lenders under the Existing Credit Agreements to enable the Company to consummate the Offer (collectively, the "Existing Credit Agreements Condition"); and (d) satisfaction of the General Conditions (as defined herein). See "Conditions to the Offer." Subject to applicable securities laws and the terms set forth in the Offer to Purchase and the Letter of Transmittal, the Company reserves the right to (x) waive any and all conditions to the Offer, (y) extend or terminate the Offer or (z) amend the Offer in any respect.

        In the event that the Offer is withdrawn or otherwise not completed, the Offer Consideration will not be paid or become payable to Holders of the Notes who have validly tendered their Notes in connection with the Offer, and the Notes tendered will be returned to the Holders.

i

CERTAIN OFFER MATTERS

        The principal purpose of the Offer is to acquire any and all of the outstanding Notes. References to the "Indenture" in this Offer to Purchase means that certain Indenture dated October 20, 2000 by and between the Company and U.S. Bank National Association, as successor to State Street Bank and Trust Company, as trustee, as the same may be amended, modified and supplemented from time to time, pursuant to which the Notes were issued.

        Tenders of Notes pursuant to the Offer may be validly withdrawn at any time on or before the Expiration Date by following the procedures described herein. Tenders of Notes also may be withdrawn if the Offer is terminated without any Notes being purchased. Any Notes tendered on or before to the Expiration Date that are not validly withdrawn on or before the Expiration Date may not be withdrawn thereafter.

        In the event that the Offer is terminated or otherwise withdrawn on or before the Expiration Date, the Offer Consideration will not be paid or become payable to Holders of the Notes that have validly tendered their Notes. In any such event, the Notes tendered pursuant to the Offer will be returned to the tendering Holder.

        The Offer Consideration which a validly tendering Holder of Notes is entitled to receive pursuant to the Offer will be paid on the Payment Date. If any Holder's Notes are not accepted for purchase by the Company pursuant to the Offer, such Holder will not receive the Offer Consideration. See "Withdrawal of Tenders; Absence of Appraisal Rights." Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders.

        See "Certain Considerations" and "Certain U.S. Federal Income Tax Considerations" for a discussion of certain factors that should be considered in evaluating the Offer.

        This Offer to Purchase does not constitute an offer to purchase Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or "blue sky" laws. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein or incorporated herein by reference is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein or incorporated herein by reference or in any attachments hereto or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof.

IMPORTANT INFORMATION

        Any Holder desiring to tender Notes pursuant to the Offer should either: (i) in the case of a beneficial owner whose Notes are held in book-entry form, request such beneficial owner's Custodian to effect the transaction for such beneficial owner, or (ii) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 3 of the Letter of Transmittal) and deliver such manually signed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes and any other required documents, to American Stock Transfer and Trust Company, as Depositary (the "Depositary"). Only registered holders of Notes are entitled to tender Notes. A beneficial owner whose Notes are registered in the name of a Custodian must contact such Custodian if such beneficial owner desires to tender Notes so registered. See "Procedures for Tendering Notes."

        The Depositary and The Depository Trust Company ("DTC") have confirmed that the Offer is eligible for DTC's Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptances of the Offer by causing DTC to transfer their Notes in accordance with DTC's ATOP procedures for such a transfer. DTC will then send an Agent's Message (as defined herein) to the Depositary. Holders desiring to tender their Notes on the Expiration Date should note that such Holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. See "Procedures for Tendering Notes."

AVAILABLE INFORMATION

        The Company and JDA are currently subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports and other information filed with the Commission by the Company and JDA may be inspected and copied at the public reference room maintained by the Commission at Room 100 F Street, N.E., Washington, D.C. 20549, and at the following regional offices of the Commission: Northeast Regional Office, 3 World Financial Center, Room 4300, New York, New York 10281; and Pacific Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, CA 90036-3648. Information on the Commission's public reference room can be obtained by calling the Commission at 1-800-SEC-0330. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Such materials may also be accessed electronically at the Commission's website located at http://www.sec.gov. With respect to any statement concerning a contract, agreement, indenture or other document filed with the Commission, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. Pursuant to Rule 13e-4 under the Exchange Act, the Company has filed with the Commission a Tender Offer Statement on Schedule TO, of which this Offer to Purchase forms a part, and related exhibits to the Schedule TO. The Schedule TO and exhibits thereto can be inspected and copied at the public reference room of the Commission described above or accessed electronically through the Commission's website set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company or JDA, as applicable, with the Commission are hereby incorporated by reference into this Offer to Purchase to the extent not modified or superseded by documents subsequently filed (the "Incorporated Documents"):

  i.
  Annual Report on Form 10-K filed by the Company for the fiscal year ended February 28, 2006.

  ii.
  Definitive Proxy Statement for the Company's Special Meeting of Stockholders filed by the Company on June 1, 2006.

  iii.
  Form 8-K filed by the Company on April 25, 2006.

  iv.
  Annual Report on Form 10-K filed by JDA for the fiscal year ended December 31, 2005.

  v.
  Form 10-Q filed by JDA for the quarter ended March 31, 2006.

        Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purpose of this Offer to Purchase to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. All information appearing in this Offer to Purchase is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the Incorporated Documents, except to the extent set forth in the immediately preceding sentence.

        All documents and reports filed by the Company and JDA pursuant to Section 13 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the Expiration Date shall also be deemed to be incorporated by reference in this Offer to Purchase and to be a part hereof from the date of filing of such documents and reports. Any statement contained in this Offer to Purchase or incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by the Company or JDA, as applicable, pursuant to Sections 13 or 15(d) of the Exchange Act after the date of this Offer to Purchase modifies or supersedes such statement. Current reports on Form 8-K containing only Regulation FD disclosure furnished under Item 7.01 of Form 8-K or containing other disclosure furnished under Item 2.02 of Form 8-K are not incorporated herein by reference.

        The Company will provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of the Indenture and any or all documents and reports described above and incorporated by reference in this Offer to Purchase (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the Dealer Manager at the address and telephone number set forth on the back cover of this Offer to Purchase.

STATEMENT REGARDING FORWARD-LOOKING DISCLOSURE

        Several statements about the Company and JDA contained or incorporated by reference herein contain forward-looking statements. Certain of these forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates" or the negative of these terms or other comparable terminology, or by discussions of strategy, plans or intentions. Statements contained or incorporated by reference herein that are not historical facts are forward-looking statements. Without limiting the generality of the preceding statement, all statements contained or incorporated by reference herein concerning or relating to the Company's ability to complete the Offer, the ability to satisfy any of the conditions to the Offer (including the Financing Condition), estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results of the Company and JDA are forward-looking statements. In addition, through senior management, from time to time the Company and JDA make forward-looking statements concerning its expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting the companies' managements' best judgment based upon current information and involve a number of risks and uncertainties. Other factors may affect the accuracy of these forward-looking statements and the Company's and JDA's actual results may differ materially from the results anticipated in these forward-looking statements. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company or JDA include, but are not limited to, those factors or conditions described under "Risk Factors" in the Company's Form 10-K for the year ended February 28, 2006 and in JDA's Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006.

        THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

        NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFER TO PURCHASE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

v

SUMMARY

        The following summary is qualified in its entirety by the more detailed information appearing elsewhere in or incorporated by reference into this Offer to Purchase. Initially capitalized terms not otherwise defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase.

The Company	Manugistics Group, Inc., a Delaware corporation.
JDA	JDA Software Group, Inc., a Delaware corporation.
The Merger
On April 24, 2006, the Company agreed to be acquired by JDA pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, JDA and Stanley Acquisition Corp. ("Merger Sub") pursuant to which Merger Sub will, subject to certain closing conditions, merge with and into the Company, with the Company continuing as a wholly-owned subsidiary of JDA (the "Merger"). The Merger is expected to close in the third calendar quarter of 2006.
The Offer
The Company is offering to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal, any and all of the outstanding Notes validly tendered and not validly withdrawn on or before the Expiration Date. See "The Offer."
Offer Consideration
$1,000 for each $1,000 principal amount of Notes validly tendered, and not validly withdrawn, and accepted for payment pursuant to the Offer, plus all accrued but unpaid interest thereon up to, but not including, the Payment Date. Holders who validly tender, and do not validly withdraw, their Notes on or before the Expiration Date and whose Notes are accepted for payment pursuant to the Offer, will receive the Offer Consideration in cash.
Expiration Date
The Offer and withdrawal rights will expire at 9:00 a.m., New York City time, on July 5, 2006, unless extended or earlier terminated by the Company. The term "Expiration Date" means such time and date, or if the Offer is extended, the latest time and date to which the Offer is so extended. The Expiration Date is the last day and time for Holders to tender Notes pursuant to the Offer. See "Expiration Date; Extension; Amendment; Termination."
Purpose of the Offer	The principal purpose of the Offer is to acquire any and all of the outstanding Notes in connection with the Merger.
The Related Transactions	The Offer is being made in connection with and conditioned upon, among other things, the Merger, which will also involve the following concurrent transactions:
•
The establishment by JDA of the New Bank Facility with a group of banks and other lenders providing for approximately $175 million aggregate principal amount of term loans and an approximately $50 million revolving credit facility, which will be guaranteed by JDA's subsidiaries, including the Company, and secured by substantially all of the assets of JDA and its subsidiaries, including the Company, upon the closing of the Merger; and

• The Equity Financing of JDA for an amount of approximately $50 million.

Upon the consummation of the Merger, JDA will distribute a portion of the net proceeds of the New Bank Facility and the Equity Financing to the Company to provide the Company with sufficient funds, including the Company's available cash, to fund the Offer and related fees and expenses.
Conditions to the Offer	The Offer is conditioned on consummation of the Merger, satisfaction of the Financing Condition, satisfaction of the Existing Credit Agreements Condition and satisfaction of the General Conditions.
Subject to applicable law, the Company reserves the right to waive any and all conditions of the Offer on or before the Expiration Date. See "Conditions of the Offer."
Withdrawal of the Notes
Notes validly tendered pursuant to the Offer may be validly withdrawn at any time on or before the Expiration Date by following the procedures described herein and in the Letter of Transmittal. Any Notes tendered on or before the Expiration Date that are not validly withdrawn on or before the Expiration Date may not be withdrawn thereafter. Tenders of Notes may also be withdrawn if the Offer is terminated without any Notes being purchased thereunder. See "Withdrawal of Tenders; Absence of Appraisal Rights."
Effect of Offer on Unpurchased Notes
Any Notes not tendered in the Offer will remain outstanding according to their terms and the terms of the Indenture. The Holders will continue to have the right to convert any Notes that are not tendered in the Offer. However, following the consummation of the Merger, all outstanding Notes will no longer be convertible into Company Common Stock and instead will be convertible only into the right to receive $2.50 per share of Company Common Stock into which the Notes would have been convertible immediately prior to the closing of the Merger. The Indenture also provides that, in connection with a "change in control," the Company is required to give written notice to the Holders of the then outstanding Notes of the right to have the Company repurchase their Notes at a purchase price equal to 100% of the principal amount of the Notes plus accrued interest up to and including the date of repurchase fixed by the Company. As defined in the Indenture, the consummation of the Merger will constitute a "change in control." Following consummation of the Merger, if any Notes remain outstanding, the Company will make a Change in Control Offer with respect to any outstanding Notes. In addition, JDA expects that, following the consummation of the Merger, any Notes which are not tendered in the Offer will be fully and unconditionally guaranteed by JDA. See "Certain Considerations."

Procedures for Tendering Notes
A beneficial owner whose Notes are held in book-entry form who desires to tender Notes pursuant to the Offer should request such beneficial owner's Custodian to effect the transaction for such beneficial owner in accordance with DTC's ATOP procedures. Only registered holders of Notes are entitled to tender Notes. A beneficial owner whose Notes are registered in the name of a Custodian must contact such Custodian if such beneficial owner desires to tender Notes so registered. A Holder who holds physical certificates evidencing such Notes and who desires to tender Notes pursuant to the Offer must complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by of the Letter of Transmittal), and deliver such manually signed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes being tendered and any other required documents, to the Depositary. See "Procedures for Tendering Notes."
Acceptance of Tendered Notes and Payment
In accordance with the terms of the Offer and upon satisfaction or waiver of the conditions to the Offer specified herein under the "Conditions of the Offer," the Company will accept for purchase all Notes validly tendered (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn on or before the Expiration Date and for which no withdrawal rights then exist. See "Acceptance of Notes for Purchase, Payment for Notes."
Payment Date
Payment of the Offer Consideration will be made promptly following the Expiration Date, provided that the conditions to the Offer have been satisfied or waived. The Company reserves the right to (a) keep the Offer open or extend the Expiration Date to a later date and time announced by the Company and (b) waive any or all conditions to the Offer (other than proper tender) for Notes tendered on or before the Expiration Date.
Source of Funds	Funds from the New Bank Facility and Equity Financing will be used to pay the Offer Consideration for the Notes validly tendered and not validly withdrawn in the Offer.
Certain U.S. Federal Income Tax Considerations	For a discussion of certain U.S. Federal income tax considerations of the Offer applicable to Holders of Notes, see "Certain U.S. Federal Income Tax Considerations."
Change in Control Offer
After the consummation of the Merger, if any Notes remain outstanding, the Company will give prompt notice, pursuant to Section 3.9 of the Indenture, to the non-tendering Holders of the right to have the Company repurchase their Notes at a purchase price equal to 100% of the principal amount of the Notes plus accrued interest up to and including the date of repurchase fixed by the Company.

Certain Considerations	For a discussion of certain considerations relevant to the Offer, see "Certain Considerations."
Dealer Manager	Citigroup Global Markets Inc.
Depositary	American Stock Transfer and Trust Company
Information Agent	MacKenzie Partners, Inc.
Trustee	U.S. Bank National Association, as successor to State Street Bank and Trust Company

THE COMPANIES

Manugistics Group, Inc.

        The Company is a Delaware corporation with its principal executive offices located at 9715 Key West Avenue, Rockville, Maryland 20850. The Company's telephone number is (301) 255-5000. The Company is a leading global provider of supply chain management and demand and revenue management software products and services. The Company focuses primarily on the consumer goods, retail, and government, aerospace & defense markets. The Company also provides revenue management solutions for the travel, transportation & hospitality markets. The Company's solutions enable its clients to reduce operating costs, improve customer service and increase their top-line revenue by allowing them to plan, optimize and synchronize their demand and supply chain and to improve their revenue management practices. These benefits create efficiencies in how goods and services are brought to market, how they are priced and sold and how they are serviced and maintained. The Company's software solutions enable clients to optimize cost and revenue simultaneously on an enterprise-wide basis by integrating pricing, forecasting and operational planning and execution to enhance margins across the client's enterprise and extended trading networks. In addition, the Company's software solutions help its clients derive more benefits from their existing IT investments with other software vendors, such as legacy enterprise resource planning and other transaction-based systems, and help ensure the security and integrity of their global supply chains. The Company Common Stock is listed and traded on The Nasdaq National Market.

JDA Software Group, Inc.

        JDA is a Delaware corporation with its principal executive offices located at 14400 North 87th Street, Scottsdale, Arizona 85260. JDA's telephone number is (480) 308-3000. JDA is a leading provider of sophisticated software solutions designed specifically to address the demand and supply chain management, business process, decision support, inventory transaction support, e-commerce, inventory optimization and replenishment, collaborative planning and forecasting, space and floor planning, and store operations requirements of the retail industry and its suppliers. JDA's solutions enable its customers to manage and optimize their inventory flows throughout the demand chain to the consumer, and provide optimized labor scheduling for retail store operations. JDA's customers include over 4,900 of the world's leading retail, consumer package goods ("CPG") manufacturing and wholesale organizations. JDA's customer installed base for retail-specific systems consist of approximately 1,400 retail customers in over 60 countries and more than 3,500 CPG manufacturers and wholesalers. JDA's common stock is listed and traded on The Nasdaq National Market.

THE MERGER AND RELATED TRANSACTIONS

        JDA, the Company and Merger Sub entered into the Merger Agreement, pursuant to which Merger Sub, subject to certain closing conditions, will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of JDA.

        Upon the consummation of the Merger:

  •
  each outstanding share of the Company Common Stock will be cancelled, will cease to exist, will be delisted from The Nasdaq National Market and holders of Company Common Stock will only be entitled to receive $2.50 per share from JDA;

  •
  the Company will no longer be required to file reports under Section 15(d) of the Exchange Act; and

  •
  the directors of the Company will resign from the Company's Board of Directors, and the directors of the Merger Sub will become the directors of the Company.

        The Offer is conditioned upon, among other things, completion of the Merger. In addition, contemporaneously with the Merger, JDA is scheduled to enter into the New Bank Facility and to consummate the Equity Financing, which will provide funds to, among other things, fund the Merger, the Offer, the Change in Control Offer, if any, and related fees and expenses. The receipt of funds from the New Bank Facility and the Equity Financing is a condition to consummation of the Merger.

        In connection with the signing of the Merger Agreement, JDA entered into a voting agreement (the "Voting Agreement") with the directors, certain officers and certain significant stockholders of the Company, pursuant to which such signatories have agreed to vote in favor of the Merger Agreement and against any other proposal or offer to acquire the Company. The Voting Agreement applies to all shares of the Company Common Stock held by the signatories at the record date for the relevant stockholder meeting of the Company. The Voting Agreement also restricts the transfer of shares by the signatories, except under certain limited circumstances.

DESCRIPTION OF THE NEW BANK FACILITY AND THE EQUITY FINANCING

        JDA intends to enter into the New Bank Facility with a group of banks and other lenders providing for term loans of $175 million and a revolving credit facility of approximately $50 million, all of which are conditioned upon the consummation of the Merger. The term loan will mature seven years after the closing date of the Merger, and the revolving credit facility will mature six years after the closing date of the Merger. The interest rate for the term loan of the New Bank Facility, at the option of JDA, is expected to be based on either LIBOR or prime plus a margin to be determined, and the interest rate for the revolving credit facility, at the option of JDA, will be based on either LIBOR or prime plus a margin based on JDA's leverage ratio. In addition, JDA's indebtedness under the New Bank Facility will be guaranteed by its subsidiaries, including the Company, after the Merger, and will be secured by substantially all of the assets of the JDA and its subsidiaries, including the Company, after the Merger. The New Bank Facility is conditioned upon, among other things, the negotiation and execution of credits agreements, security agreements and guarantees, no material adverse effect having occurred to the business and other aspects of the Company or JDA, and the accuracy and completeness of the representations and information provided by the Company and JDA to the group of banks. Consummation of the New Bank Facility is a condition to the consummation of the Merger and the Offer. There are no plans to refinance or repay the New Bank Facility, other than in accordance with the terms of the New Bank Facility.

        JDA has entered into a Preferred Stock Purchase Agreement and Registration Rights Agreement, dated April 23, 2006, with a private equity firm, pursuant to which JDA will receive approximately $50 million in private equity financing upon the consummation of the Merger (the "Equity Financing"). The Equity Financing is subject to certain conditions, including the consummation of the Merger, the accuracy and completeness of the representations and warranties provided by JDA, and no material adverse change occurring to the Company. Consummation of the Equity Financing is a condition to the consummation of the Merger and the Offer.

        The total amount required to purchase all of the Notes pursuant to the Offer is approximately $177,084,375 (assuming interest accruing through July 5, 2006). Upon consummation of the Merger, JDA will distribute a portion of the net proceeds of the New Bank Facility and the Equity Financing to the Company to provide the Company with sufficient funds, including the Company's available cash, to fund the Offer and related fees and expenses. See also "Conditions of the Offer" for additional information.

PURPOSE OF THE OFFER

        The principal purpose of the Offer is to acquire any and all of the outstanding Notes in connection with the Merger. Any Notes purchased by the Company pursuant to the Offer will be cancelled and retired. If the conditions of the Offer are not satisfied or are waived by the Company, the Company will not be required to accept for payment, purchase or pay for any tendered Notes, and may terminate the Offer. See "Conditions of the Offer." After the consummation of the Merger, if any Notes remain outstanding, the Company intends to give notice, pursuant to Section 3.9 of the Indenture, to the non-tendering Holders of the right to have the Company repurchase their Notes at a purchase price equal to 100% of the principal amount of the Notes plus accrued interest up to and including the date of repurchase fixed by the Company. Holders may not accept both the Offer and the Change in Control Offer. None of the Company, JDA, the Dealer Manager, the Information Agent or the Depositary makes any recommendation as to whether or not you should tender your Notes pursuant to the Offer.

        In addition, the Notes which are not purchased in the Offer or the Change in Control Offer and remain outstanding after the Merger will no longer be convertible into Company Common Stock and instead will only be convertible into the right to receive $2.50 per share of Company Common Stock into which the Notes would have been convertible immediately prior to the closing of the Merger. The Notes are currently convertible into shares of the Company Common Stock at a conversion price of $44.0625 per share, subject to adjustment. The last sale price of the Company Common Stock on June 1, 2006, the last trading day prior to the date of this Offer to Purchase, was $2.47 per share. For example, $1,000,000 principal amount of Notes outstanding prior to the Merger would be convertible into 22,695 ($1,000,000 divided by $44.0625) shares of Company Common Stock and, as a result, the Holder of such principal amount of Notes would be entitled to receive $56,738 (22,695 multiplied by $2.50) after the Merger and would not have any rights to capital stock of JDA or any further rights to any capital stock of the Company.

        Whether or not the Offer is consummated, the Company or its affiliates, may from time to time acquire Notes, other than pursuant to the Offer or the Change in Control Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the prices to be paid pursuant to the Offer or the Change in Control Offer and could be for cash or other consideration.

CERTAIN CONSIDERATIONS

        In deciding whether to participate in the Offer, each Holder should consider carefully, in addition to the other information contained or incorporated by reference in this Offer to Purchase, the following:

Limited Trading Market

        To the extent that Notes are traded, prices for the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. In addition, quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders of Notes are urged to contact their brokers to obtain the best available information as to current market prices. To the extent that Notes are tendered and accepted in the Offer, the trading market for the Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Notes not tendered or not purchased may be affected adversely to the extent that the principal amount of Notes tendered pursuant to the Offer reduces the float. The reduced float may also make the trading price more volatile. Holders of Notes not tendered or not purchased may attempt to obtain quotations for their Notes from their brokers; however, there can be no assurance that any trading market will exist for the Notes following consummation of the Offer. The extent of the public market for the Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of Notes after the Offer, the number of Holders of such Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors. Neither the Company nor JDA intend to create or sustain a market for any Notes that remain outstanding following consummation of the Offer.

The Combined Company's Total Leverage Following the Merger

        If the Merger is completed, it is expected that the combined total leverage of the Company and JDA will increase. Upon the consummation of the Merger, on a pro forma basis after giving effect to the Merger and the Offer (assuming a 100% participation rate in the Offer), JDA and the Company, as a wholly-owned subsidiary of JDA: (i) would have total indebtedness of up to approximately $225 million as a result of the New Bank Facility and (ii) would have total consolidated secured indebtedness of up to approximately $225 million. This substantial indebtedness could have important consequences to the Holders, including making it more difficult for the Company to satisfy its obligations with respect to the Notes; limiting the combined company's ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of its growth strategy and other purposes; requiring the combined company to dedicate a substantial portion of its cash flow from operations to pay principal and interest on its debt, which would reduce availability of the combined company's cash flow to fund working capital, capital expenditures, acquisitions, execution of its growth strategy and other general corporate purposes; making the combined company more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in its business by limiting its flexibility in planning for and making it more difficult for the combined company to react quickly to changing conditions; placing it at a competitive disadvantage compared with its competitors that have less debt; and exposing the combined company to risks inherent in interest rate fluctuations because some of its borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

Impact of Merger on Non-Tendering Holders

        As a result of the Merger, the Notes will no longer be convertible into the Company's Common Stock, and instead, may only be converted as described below, which may have the effect of further constricting the market for the Notes. The Indenture provides that, upon a "change in control," the Notes become convertible into the right to receive what such Holder would have been entitled to receive if such Holder had converted the Note into Company Common Stock immediately prior to the consummation of the Merger. As defined in the Indenture, the Merger will constitute a "change in control."

        The Notes are currently convertible into shares of the Company Common Stock at a conversion price of $44.0625 per share, subject to adjustment. The last sale price of the Company Common Stock on June 1, 2006, the last trading day prior to the date of this Offer to Purchase, was $2.47 per share. As a result of the Merger, Notes which are not purchased in the Offer and remain outstanding after the Merger will no longer be convertible into Company Common Stock and instead will be convertible into the right to receive $2.50 per share of Company Common Stock into which the Notes would have been convertible immediately prior to the closing of the Merger. For example, $1,000,000 principal amount of Notes outstanding prior to the Merger would be convertible into 22,695 ($1,000,000 divided by $44.0625) shares of Company Common Stock and, as a result, the Holder of such principal amount of Notes would be entitled to receive $56,738 (22,695 multiplied by $2.50) after the Merger and would not have any rights to capital stock of JDA or any further rights to any capital stock of the Company.

        In addition, after the consummation of the Merger, if any Notes remain outstanding, the Company intends to provide for the Change in Control Offer, which will provide for the repurchase of any outstanding Notes, at the Holders' option, at a purchase price equal to 100% of the principal amount of the Notes plus accrued interest up to and including the date of repurchase fixed by the Company. Holders may not accept both the Change in Control Offer and the Offer.

        After the consummation of the Merger, if greater than $26.5 million in aggregate principal amount of the Notes remains outstanding after this Offer and the Change in Control Offer, then the Company will be required under the New Bank Facility to irrevocably deposit in trust an amount sufficient to pay the principal of and interest on the then outstanding Notes to maturity in accordance with Section 10.1 of the Indenture. Upon the funding of such irrevocable deposit, the Company will no longer be subject to certain provisions of the Indenture, including the redemption provisions. The Holders of the outstanding Notes will be entitled to receive payment for 100% of the outstanding principal and unpaid interest upon maturity of the Notes or to convert such Notes into the right to receive $2.50 per share of Company Common Stock into which the Notes would have been convertible immediately prior to the closing of the Merger as described above. A Holder who does not accept the Offer or the Change in Control Offer will lose certain rights under the Indenture if the Company satisfies and discharges its obligations under the outstanding Notes after the Merger.

THE OFFER

        The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

Offer Consideration

        The Company hereby offers, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal, to purchase for cash any and all of the outstanding Notes that are validly tendered (and not validly withdrawn) to the Depositary on or before the Expiration Date. The Company will accept tenders of the Notes in principal amounts of $1,000 or integral multiples thereof. The Offer Consideration shall be $1,000 for each $1,000 principal amount of Notes validly tendered, and not validly withdrawn, and accepted for payment pursuant to the Offer, plus accrued but unpaid interest thereon up to, but not including, the Payment Date.

        Holders of Notes validly tendered, not validly withdrawn and accepted for payment shall receive the Offer Consideration on the Payment Date.

        Tenders of Notes pursuant to the Offer may be validly withdrawn at any time on or before the Expiration Date by following the procedures described herein. Any Notes tendered on or before the Expiration Date that are not validly withdrawn on or before the Expiration Date may not be withdrawn thereafter. A Holder who validly withdraws previously tendered Notes will not receive the Offer Consideration, unless such Notes are retendered on or before the Expiration Date (in which case the Holder will receive the Offer Consideration).

        The Company has reserved the right to extend, amend or terminate the Offer. See "Expiration Date; Extension; Amendment; Termination."

EXPIRATION DATE; EXTENSION; AMENDMENT; TERMINATION

        The Offer will expire at 9:00 a.m., New York City time, on July 5, 2006, unless extended or earlier terminated by the Company. In the event the Offer is extended, the term "Expiration Date" with respect to such extended Offer shall mean the time and date on which the Offer, as so extended, shall expire. The Company expressly reserves the right to extend the Offer from time to time or for such period or periods as it may determine in its sole discretion by giving oral (to be confirmed in writing) or written notice of such extension to the Depositary and by making a public announcement by press release to the Dow Jones News Service at or prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Offer, all

Notes previously tendered and not accepted for purchase will remain subject to the Offer and, subject to the terms and conditions of the Offer, may be accepted for purchase by the Company unless previously withdrawn.

        To the extent it is legally permitted to do so, the Company expressly reserves the absolute right, in its sole discretion, to, at any time, (i) waive any condition to the Offer, (ii) amend any of the terms of the Offer and (iii) modify the Offer Consideration. Any waiver or amendment to the Offer will apply to all Notes tendered pursuant to the Offer. If the Company makes a material change in the terms of the Offer or waives a material condition of the Offer, the Company will give oral notice (to be confirmed in writing) or written notice of such amendment or such waiver to the Depositary and will disseminate additional Offers to Purchase and Letters of Transmittal and will extend the Offer to the extent required by law.

        The Company expressly reserves the right, in its sole discretion, to terminate the Offer if any of the conditions set forth under "Conditions of the Offer" shall not have been satisfied and shall not have been waived by the Company, on or before to the Expiration Date. Any such termination will be followed promptly by public announcement thereof. In the event the Company terminates the Offer, it shall give immediate notice thereof to the Depositary, and all Notes theretofore tendered and not accepted for payment shall be returned promptly to the tendering Holders thereof. In the event that the Offer is withdrawn or otherwise not completed, the Offer Consideration will not be paid or become payable. See "Withdrawal of Tenders; Absence of Appraisal Rights" and "Conditions of the Offer."

ACCEPTANCE OF NOTES FOR PURCHASE; PAYMENT FOR NOTES

        Upon the terms and subject to the conditions of the Offer, the Company will accept for purchase Notes validly tendered pursuant to the Offer on or before the Expiration Date (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn upon the satisfaction or waiver of the conditions to the Offer specified herein under "Conditions of the Offer." Payment of the Offer Consideration will be made promptly following the Expiration Date. The Company reserves the right to (a) keep the Offer open or extend the Expiration Date to a later date and time announced by the Company and (b) waive any and all conditions to the Offer (other than proper tender) for Notes tendered on or before the Expiration Date.

        The Company expressly reserves the right, in its sole discretion, to delay acceptance for purchase of Notes validly tendered and not validly withdrawn under the Offer or the payment for Notes accepted for purchase (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer), or to terminate the Offer and not accept for purchase any Notes not theretofore accepted for purchase, if any of the conditions set forth under "Conditions of the Offer" shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. In all cases, payment for Notes accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing the Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal related thereto (or a facsimile thereof or satisfaction of DTC's ATOP procedures) and any other documents required thereby.

        For purposes of the Offer, the Company will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes, if such defect has been waived by the Company) if, as and when the Company gives oral notice (confirmed in writing) or written notice thereof to the Depositary. Payment for Notes accepted for purchase in the Offer delivered on or before the Expiration Date will be made by depositing such payment with the Depositary, which will act as agent for the tendering Holders for the purpose of receiving the Offer Consideration and transmitting the Offer Consideration to such Holders. Upon the terms and subject to the conditions of the Offer, delivery of the Offer Consideration (and accrued and unpaid interest) for Notes accepted for purchase pursuant to the Offer will be made by the Depositary on the Payment Date.

        Tenders of Notes pursuant to the Offer will be accepted only in principal amounts equal to $1,000 or any integral multiple thereof.

        If, for any reason, acceptance for purchase of, or payment for, validly tendered Notes pursuant to the Offer is delayed or the Company is unable to accept for purchase, or to pay for, validly tendered Notes pursuant to the Offer, then the Depositary, nevertheless, on behalf of the Company, may retain tendered Notes, without prejudice to the rights of the Company described under "Expiration Date; Extension; Amendment; Termination," "Conditions of the Offer" and "Withdrawal of Tenders; Absence of Appraisal Rights" (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.)

        If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, or if certificates are submitted evidencing more Notes than those which are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering Holder, unless otherwise requested by such Holder under "Special Delivery Instructions" in the Letter of Transmittal (or, in the case of any Notes tendered by book-entry transfer in the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth under the caption "Procedures for Tendering Notes—Book-Entry Transfer," such Notes will be credited to the account maintained at the Book-Entry Transfer Facility from which such Notes were delivered), promptly following the Expiration Date or the termination of the Offer.

        The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Notes validly tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of tendering Holders to receive payment for its Notes validly tendered and not validly withdrawn and accepted for payment pursuant to the Offer on or before the Expiration Date.

        Holders whose Notes are tendered and accepted for purchase pursuant to the Offer will be entitled to receive accrued and unpaid interest on their Notes up to, but not including, the Payment Date. The Company will not be responsible for any mistakes or delays made by the Depositary in distributing the Offer Consideration or the accrued interest on the Notes. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

        Tendering Holders of Notes purchased in the Offer should not be obligated to pay brokerage commissions, fees or transfer taxes with respect to the purchase of their Notes unless the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on a Letter of Transmittal has been completed, as described in the Instructions thereto. The Company will pay all other charges and expenses in connection with the Offer. See "Dealer Manager; Depositary" and "Miscellaneous."

PROCEDURES FOR TENDERING NOTES

        Below are the procedures for the tender of Notes pursuant to the Offer. Any beneficial owner whose Notes are registered in the name of a Custodian or held through the Book-Entry Transfer Facility and who wishes to tender its Notes should contact such Holder promptly and instruct such Holder to tender its Notes on such beneficial owner's behalf.

Tender of Notes Held Through DTC

        The Depositary and DTC have confirmed that the Offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer their Notes to the Depositary in accordance with DTC's ATOP procedures for such a transfer. DTC will then send an Agent's Message to the Depositary.

        The term "Agent's Message" means a message transmitted by DTC, received by the Depositary and forming part of the Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgement from the DTC participant tendering Notes which are the subject of such Book-Entry Confirmation that such DTC participant has received and agrees to be bound by the terms of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal and that the Company may enforce such agreement against such participant. Holders desiring to tender their Notes on the Expiration Date should note that such Holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date. If Notes are tendered via ATOP, there is no need to deliver a Letter of Transmittal.

Tender of Notes held in Physical Form

        For a Holder to validly tender its Notes held in physical form pursuant to the Offer, the certificates for the tendered Notes, a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the instructions to the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or before the Expiration Date.

        The Letter of Transmittal and Notes should be sent only to the Depositary, and not to the Company, the Dealer Manager or the Book-Entry Transfer Facility.

        The method of delivery of Notes, the Letter of Transmittal and all other required documents to the Depositary is at the election and risk of the Holder tendering Notes. Delivery of such documents will be deemed made only when actually received by the Depositary. If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or before such respective date. No alternative, conditional or contingent tenders of Notes will be accepted.

Signature Guarantees

        Signatures on the Letter of Transmittal must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States) (an "Eligible Institution"), unless (i) the Letter of Transmittal is signed by the registered Holder of the Notes tendered therewith and to whom the payment of the Offer Consideration is to be made, or if any Notes for principal amounts not tendered or not accepted for purchase are to be issued, directly to such Holder and neither the "Special Payment Instructions" box nor the "Special Delivery Instructions" box on the Letter of Transmittal has been completed, or (ii) such Notes are tendered for the account of an Eligible Institution.

Guaranteed Delivery

        There are no guaranteed delivery provisions provided for by the Company in connection with the Offer. Holders must tender Notes in accordance with the procedures set forth under "—Procedures for Tendering Notes."

Book-Entry Transfer

        The Depositary will seek to establish a new account or to utilize an existing account with respect to the Notes at DTC (the "Book Entry Transfer Facility") promptly after the date of this Offer to Purchase (to the extent such arrangements have not been made previously by the Depositary), and any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of the Notes may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. The confirmation of a book-entry transfer of Notes into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility procedures does not constitute delivery to the Depositary.

Lost or Missing Certificates

        If a Holder desires to tender Notes pursuant to the Offer, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the Trustee at the telephone and facsimile numbers listed below, about procedures for obtaining replacement certificates for such Notes or arranging for indemnification or any other matters that require handling by the Trustee:

U.S. BANK NATIONAL ASSOCIATION,
AS SUCCESSOR TO STATE STREET BANK AND TRUST COMPANY
One Federal Street
3rd Floor
Boston, MA 02110
Attn: Corporate Trust Services
Telephone: (617) 603-6576
Facsimile: (617) 603-6668

Other Matters

        Notwithstanding any other provision hereof, payment for Notes accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for, or a timely Book-Entry Confirmation with respect to, such Notes, (ii) a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the Offer Consideration, regardless of any delay in making such payments.

        Tenders of Notes pursuant to any of the procedures described above, and acceptance thereof by the Company for purchase, will constitute a binding agreement between the Company and the tendering Holder of such Notes, upon the terms and subject to the conditions of the Offer in effect on the Expiration Date.

        By executing a Letter of Transmittal as set forth above (or by tendering Notes through book-entry transfer), and subject to and effective upon acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder (i) irrevocably sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to all the Notes tendered thereby, (ii) waives any and all other rights with respect to the Notes (including, without limitation, the tendering Holder's waiver of any existing or past defaults and their consequences in respect of the Notes and the Indenture under which the Notes were issued), (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the Notes, including without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes, and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds received from the Company, except as agent for the tendering Holders, for the Offer Consideration), and (d) deliver to the Company and the Depositary the Letter of Transmittal, all in accordance with the terms of the Offer.

        All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of Notes will be determined by the Company, in its sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of Notes will not be considered valid. The Company reserves the absolute right, in its sole discretion, to reject any or all tenders of Notes that are not in proper form or the acceptance of which, in the Company's opinion, would be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes.

        The Company's interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final and binding.

        Any defect or irregularity in connection with tenders of Notes must be cured within such time as the Company may determine, unless waived by the Company. Tenders of Notes shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. A defective tender (which defect is not waived by the Company) will not constitute a valid tender of the Notes. None of the Company, the Depositary, the Information Agent, the Trustee, the Dealer Manager, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes, or will incur any liability to Holders for failure to give any such notice.

WITHDRAWAL OF TENDERS; ABSENCE OF APPRAISAL RIGHTS

        Notes tendered on or before the Expiration Date may be validly withdrawn at any time on or before the Expiration Date (by following the procedures set forth below), but not thereafter unless the Offer is terminated without any Notes being purchased thereunder.

        Holders who wish to exercise their right of withdrawal with respect to the Offer must give written notice of withdrawal by mail, hand delivery or manually signed facsimile transmission, or a properly transmitted "Request Message" through ATOP, which notice must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (or, in the case of Notes tendered by book-entry transfer, through ATOP) on or before the Expiration Date or at such other permissible times as are described herein. In order to be valid, a notice of withdrawal must specify the name of the person who deposited the Notes to be withdrawn (the "Depositor"), the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the participant in the Book-Entry Transfer Facility whose name appears on the security position listing as the owner of such Notes), if different from that of the Depositor, and the principal amount of Notes to be withdrawn. If certificates have been delivered or otherwise identified (through confirmation of book-entry transfer of such Notes) to the Depositary, the name of the Holder and the certificate number or numbers relating to such Notes withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of the certificates for the withdrawn Notes (or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with withdrawn

Notes). The notice of withdrawal (other than a notice transmitted through ATOP) must be signed by the Holder in the same manner as the Letter of Transmittal (including, in any case, any required signature guarantees), or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has the legal authority to withdraw such tender on behalf of the Holder. Holders may not rescind withdrawals of tendered Notes. However, validly withdrawn Notes may be retendered by following the procedures therefor described elsewhere in Offer to Purchase at any time on or before to the Expiration Date.

        A Holder who validly withdraws previously tendered Notes will not receive the Offer Consideration, unless such Notes are retendered on or before the Expiration Date (in which case the Holder will receive the Offer Consideration). Any Notes validly tendered on or before the Expiration Date may not be withdrawn or revoked after the Expiration Date.

        If the Company is delayed in its acceptance for purchase of, or payment for, the Notes or is unable to accept for purchase or pay for Notes pursuant to the Offer for any reason, then, without prejudice to the Company's rights hereunder, tendered notes may be retained by the Depositary on behalf of the Company (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer).

Appraisal Rights

        The Notes are debt obligations of the Company and are governed by the Indenture. There are no appraisal or other similar statutory rights available to Holders in connection with the Offer.

CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the Offer, the Company will not be required to accept for purchase, or to pay for, Notes tendered pursuant to the Offer and may terminate, extend or amend the Offer and (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer) may postpone the acceptance for purchase of, and payment for, Notes so tendered if, on or before the Payment Date, any of the following shall not have occurred: (i) the consummation of the Merger; (ii) satisfaction of the Financing Condition, (iii) satisfaction of the Existing Credit Agreements Condition; and (iv) satisfaction of the General Conditions (as defined herein). The Company will not be required to pay the Offer Consideration in connection with the Offer unless it has accepted the Notes for purchase pursuant to the Offer.

        Subject to applicable securities laws and the terms set forth in the Offer to Purchase and the Letter of Transmittal, the Company reserves the right (i) to waive any and all conditions to the Offer, (ii) to extend or to terminate the Offer, or (iii) otherwise to amend the Offer in any respect.

        For purposes of the foregoing provision, all the "General Conditions" shall be deemed to be satisfied on the Expiration Date, unless any of the following conditions shall occur on or after the date of this Offer to Purchase and on or before the Expiration Date:

  i.
  There shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in the sole judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, its subsidiaries or affiliates or which would or might, in the sole judgment of the Company, prohibit, prevent, restrict or delay consummation of the Offer;

  ii.
  There shall have occurred or be likely to occur any development or event that would or might, in the sole judgment of the Company, (A) materially adversely affect the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, its subsidiaries or affiliates or (B) prohibit, prevent, restrict or delay consummation of the Offer;

  iii.
  An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Offer, or that is, or is reasonably likely to be, materially adverse to the business, operations, properties condition (financial or otherwise), assets, liabilities or prospects of the Company, its subsidiaries or affiliates;

  iv.
  The Trustee under the Indenture shall have objected in any respect to or taken any action that, in the Company's sole judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of the Offer or the acceptance of, or payment for, the Notes; or

  v.
  There shall have occurred (a) any general suspension of, or limitation on prices for, trading in the United States securities or financial markets, (b) any significant change in the price of the Notes which is adverse to the Company, or any of its affiliates, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the sole judgment of the Company, might affect the extension of credit by banks or other lending institutions, (f) a commencement or escalation of war or armed hostilities or other national or international act of terrorism or other calamity directly or indirectly involving the United States, or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

        The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances giving rise to such conditions or may be waived by the Company, in whole or in part, in its sole discretion, whether or not any other condition of the Offer also is waived. The Company has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by the Company concerning the events described in this section shall be final and binding upon all Holders.

        Although the Company does not have any present plans or arrangements to do so, the Company reserves the right to amend, at any time, the terms of the Offer. The Company will give Holders notice of such amendments as may be required by applicable law.

DESCRIPTION OF NOTES

        The Notes were issued pursuant to the Indenture dated October 20, 2000 by and between the Company and U.S. Bank National Association, as successor to State Street Bank and Trust Company, as trustee. The terms of the Notes are those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms and the Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. Copies of the Indenture are available from the Dealer Manager at the address and telephone number set forth on the back cover of this Offer to Purchase.

        The Notes were issued on October 20, 2000 in an original aggregate principal amount of $200.0 million. The Company issued additional Notes on November 2, 2000 in an aggregate principal amount of $50.0 million. As of June 1, 2006, there are $175.5 million aggregate in principal amount of Notes outstanding.

        Upon a "change in control" of the Company, which includes the consummation of the Merger pursuant to the terms of the Merger Agreement, the Company is required to provide for the Change in Control Offer for any Notes that remain outstanding. If any Notes remain outstanding after the Offer, the Company will offer, pursuant to Section 3.9 of the Indenture, to repurchase Notes not tendered in the Offer at a purchase price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes repurchased, if any, to, but not including the date of purchase. Such repurchase date cannot be less than 45 days nor more than 60 days after the Company delivers notice to the Holders of such "change in control". Holders may not accept both the Offer and the Change in Control Offer.

        The Notes may also be redeemed by the Company if the trading price of the Company Common Stock for 20 Trading Days (as defined in the Indenture) in a period of 30 consecutive Trading Days ending on the Trading Day prior to the date of mailing of the provisional notice of redemption, exceeds 120% of the Conversion Price of the Notes which was initially set at $44.0625. If the Notes were to be redeemable, the redemption price for the Notes would be: (a) 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest on the Notes to the date of redemption if the redemption occurred prior to November 1, 2006, or (b) 100% of the aggregate principal amount of the Note plus accrued and unpaid interest on the Notes to the date of redemption if the redemption occurred on or after November 1, 2006 until maturity.

        The Notes are currently convertible into shares of the Company Common Stock at a conversion price of $44.0625 per share, subject to adjustment. The last sale price of the Company Common Stock on June 1, 2006, the last trading day prior to the date of this Offer to Purchase, was $2.47 per share. As a result of the Merger, Notes which are not purchased in the Offer and remain outstanding after the Merger will no longer be convertible into Company Common Stock and instead will be convertible into the right to receive $2.50 per share of Company Common Stock into which the Notes would have been convertible immediately prior to the closing of the Merger. For example, $1,000,000 principal amount of Notes outstanding prior to the Merger would be convertible into 22,695 ($1,000,000 divided by $44.0625) shares of Company Common Stock and, as a result, the Holder of such principal amount of Notes would be entitled to receive $56,738 (22,695 multiplied by $2.50) after the Merger and would not have any rights to capital stock of JDA or any further rights to any capital stock of the Company.

CHANGE IN CONTROL OFFER

        The consummation of the Merger pursuant to the terms of the Merger Agreement will result in a Change in Control (as defined in the Indenture) of the Company. If any Notes remain outstanding after the Offer, the Company will offer, as required by Section 3.9 of the Indenture, to repurchase the Notes not tendered in the Offer at a purchase price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes repurchased, if any, to, but not including the date of purchase. Holders are permitted to accept the Change in Control Offer in lieu of the Offer. However, it should be noted that the payment for the Notes in the Change in Control Offer is less than the Offer Consideration, and a Holder is not entitled to receive both of these payments. Holders who validly tender Notes that are accepted for payment in the Offer shall be deemed to have elected to receive the Offer Consideration rather than the payment for the Notes in the Change in Control Offer.

MARKET AND TRADING INFORMATION

        The Notes are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that the Notes are traded, prices of the notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Quotations for securities that are not widely traded, such as the Notes, may differ from the actual trading prices and should be viewed as approximations. Holders are urged to obtain current information with respect to the market prices for the Notes.

        The Company Common Stock is included on The Nasdaq National Market under the symbol "MANU." This table shows, for the periods indicated, the range of high and low per share sales prices for the Company Common Stock as reported on The Nasdaq National Market.

	COMPANY COMMON STOCK
	High	Low
Year ended February 28, 2006
First Quarter	$2.20	$1.38
Second Quarter	$2.38	$1.61
Third Quarter	$2.30	$1.66
Fourth Quarter	$2.14	$1.63
Year ended February 28, 2005
First Quarter	$7.34	$4.25
Second Quarter	$4.20	$2.21
Third Quarter	$2.88	$2.20
Fourth Quarter	$3.07	$1.80

        The Notes are currently convertible into shares of the Company Common Stock at a conversion price of $44.0625 per share, subject to adjustment. The last sale price of the Company Common Stock on June 1, 2006, the last trading day prior to the date of this Offer to Purchase, was $2.47 per share. As a result of the Merger, Notes which are not purchased in the Offer and remain outstanding after the Merger will no longer be convertible into Company Common Stock and instead will be convertible into the right to receive $2.50 per share of Company Common Stock into which the Notes would have been convertible immediately prior to the closing of the Merger. For example, $1,000,000 principal amount of Notes outstanding prior to the Merger would be convertible into 22,695 ($1,000,000 divided by $44.0625) shares of Company Common Stock and, as a result, the Holder of such principal amount of Notes would be entitled to receive $56,738 (22,695 multiplied by $2.50) after the Merger and would not have any rights to capital stock of JDA or any further rights to any capital stock of the Company.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain United States federal income tax consequences to beneficial holders of the Notes relating to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code") and applicable Treasury Regulations, rulings, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders in light of their individual circumstances, such as Holders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers and tax-exempt organizations), Holders that hold the Notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for United States federal income tax purposes or United States Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state or local tax considerations, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations. This summary assumes that Holders hold the Notes as "capital assets" under the Code.

        If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding Notes and partners in such partnerships should consult their tax advisors.

        For purposes of this discussion, a "United States Holder" is a beneficial owner of Notes that for United States federal income tax purposes is (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any state (or the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (x) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A "Non-United States Holder" is a beneficial owner of Notes other than a United States Holder.

        THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, HOLDERS OF NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL, ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

        TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER OF A NOTE IS HEREBY INFORMED THAT (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY A HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER UNDER THE UNITED STATES INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE COMPANY OF THE TRANSACTION OR MATTERS ADDRESSED HEREIN; AND (C) A HOLDER OF A NOTE SHOULD SEEK ADVICE BASED UPON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

United States Holders

        Sales of Notes Pursuant to the Offer.    The sale of Notes by a United States Holder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A United States Holder selling Notes pursuant to the Offer generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in exchange for the Notes (other than cash attributable to accrued interest, as discussed below) and the United States Holder's adjusted tax basis in such Notes at the time of sale. A United States Holder's adjusted tax basis in the Notes generally will equal the cost of the Notes to the United States Holder, increased by the amount of any market discount previously included in income by the United States Holder, and reduced by the amount of any amortizable bond premium previously deducted by the United States Holder with respect to the Notes. Subject to the market discount rules discussed below, this gain or loss will be long term capital gain or loss if, on the date of the sale, a United States Holder's holding period for the Notes exceeds one year.

        Under the market discount rules of the Code, a United States Holder who purchased a Note with "market discount" will be required to treat any gain recognized on the sale of such Note as ordinary income to the extent of the market discount that accrued during its holding period of that Note. Any gain in excess of the accrued market discount generally will be treated as capital gain under the rules described above. Market discount is generally defined as the excess of the Note's stated redemption price at maturity over the United States Holder's basis in the Note immediately after the acquisition of the Note by the United States Holder, unless that excess is less than a statutory de minimis amount. A United States Holder who has elected under applicable Code provisions to include market discount in income annually as the market discount accrues will not be required to treat any gain recognized as ordinary income under these rules. United States Holders should consult their tax advisors as to the portion of any gain that could be taxable as ordinary income under these provisions.

        Accrued but Unpaid Stated Interest.    As part of the Offer Consideration, tendering United Stated Holders will receive accrued and unpaid interest to, but not including, the Payment Date. Such payments of interest generally will be taxable as ordinary income to the extent not previously included in income in accordance with such United States Holder's method of accounting.

        Information Reporting and Backup Withholding.    Sales of the Notes by United States Holders pursuant to the Offer generally will be subject to applicable information reporting requirements. In addition, certain United States Holders may be subject to a 28% backup withholding with respect to consideration received pursuant to the Offer unless that United States Holder:

  •
  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

  •
  provides a correct taxpayer identification number and certifies that it is not currently subject to backup withholding on an IRS Form W-9 and otherwise complies with applicable requirements of the backup withholding rules.

        Amounts withheld under the backup withholding rules may be credited against a United States Holder's lax liability, if any, and a United States Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the United States Internal Revenue Service (the "IRS") in a timely manner.

Non-United States Holders

        Gains from Sales of Notes Pursuant to the Offer.    A Non-United States Holder will generally not be subject to United States federal income or withholding tax on any gain recognized on a sale of the Notes pursuant to the Offer unless:

  •
  the gain is effectively connected with the Non-United States Holder's conduct of a trade or business within the United States or, in the case of a Non-United States Holder eligible for the benefits of an applicable bilateral income tax treaty, gain attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States;

  •
  the Non-United States Holder is subject to tax pursuant to the provisions of Unites States tax law applicable to certain United States expatriates (including former citizens or residents of the United States); or

  •
  the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met.

        Accrued Interest.    The gross amount of payments received by a Non-United States Holder pursuant to the Offer that is attributable to accrued interest generally will not be subject to United States federal withholding tax, provided that:

  •
  the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote;

  •
  the interest is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States;

  •
  the Non-United States Holder is not (1) a controlled foreign corporation that is related to the Company through stock ownership or (2) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  the Company or the Depositary has received appropriate documentation (generally, an IRS Form W-8 BEN or applicable substitute form) establishing that the Non-United States Holder is not a United States person.

        Except as provided below with respect to Notes held in connection with a United States trade or business, a Non-United States Holder who does not qualify for an exemption from withholding tax on accrued interest under this paragraph will generally be subject to United States federal withholding tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on payments attributable to accrued interest.

        Effectively Connected Income. A Non-United States Holder who holds Notes in connection with a trade or business that such Holder is conducting within the United States will generally be subject to United States federal income tax in the same manner as if the Non-United States Holder were a United States Holder with respect to any gain derived from the sale of such Notes and any accrued interest attributable to such Notes if such Holder provides the appropriate documentation (generally, an IRS Form W-8 ECI or applicable substitute form). If such Non-United States Holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty).

        Information Reporting and Backup Withholding.    In general, information reporting and backup withholding will apply to the payment of the Offer Consideration or accrued interest to a Non-United States Holder unless such Holder has provided the required certification showing that it is a Non-United States Holder. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder can be refunded or credited against the Non-United States Holder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

DEALER MANAGER; INFORMATION AGENT; DEPOSITARY

        The Company has retained Citigroup Global Markets Inc. ("Citigroup") to act as the exclusive Dealer Manager in connection with the Offer. In its capacity as Dealer Manager, Citigroup may contact Holders regarding the Offer and may request Custodians to forward this Offer to Purchase and related materials to beneficial owners of Notes.

        The Company and, in certain circumstances, JDA have agreed to pay Citigroup the customary and reasonable fees for its services as Dealer Manager in connection with the Offer. In addition, the Company and, in certain circumstances, JDA, will reimburse the Dealer Manager for its reasonable out-of-pocket expenses. The Company and, in certain circumstances, JDA, have agreed to indemnify the Dealer Manager and its affiliates against certain liabilities under Federal or state law or otherwise caused by, relating to or arising out of the Offer. Prior to the consummation of the Merger, JDA will be solely responsible for such reimbursement; and upon consummation of the Merger and thereafter, the Company will be solely responsible for such reimbursement obligations. Citigroup and its affiliates are providing certain advisory services to JDA in connection with the Merger and is serving as one of the joint lead arrangers of the New Bank Facility. In connection with rendering these services to JDA, Citigroup is entitled to receive from JDA certain customary fees.

        MacKenzie Partners, Inc. has been appointed the Information Agent with respect to the Offer. The Company and, in certain circumstances, JDA will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. The Company and, in certain circumstances, JDA have also agreed to indemnify the Information Agent for certain liabilities. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

        American Stock Transfer and Trust Company has been appointed the Depositary for the Offer. All deliveries and correspondence sent to the Depositary should be directed to one of the addresses set forth on the back cover of this Offer to Purchase. The Company and, in certain circumstances, JDA will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. The Company and, in certain circumstances, JDA have also agreed to indemnify the Depositary for certain liabilities. Prior to the consummation of the Merger, JDA will be solely responsible for such reimbursement and indemnification obligations; and upon consummation of the Merger and thereafter, the Company will be solely responsible for such reimbursement and indemnification obligations.

        In connection with the Offer, directors and officers of the Company and its affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes.

MISCELLANEOUS

        The Offer is not being made to (nor will tenders of Notes be accepted from or on behalf of) holders of Notes in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Company, in its sole discretion, may take such action as it may deem necessary to make or extend the Offer in any such jurisdiction.

        No person has been authorized to give any information to make any representation on behalf of the Company that is not contained in Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation should not be relied upon.

The Depositary for the Offer is:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219 Telephone: (718) 921-8317 (877) 248-6417 (toll-free)	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, New York 10038 Telephone: (718) 921-8317 (877) 248-6417 (toll-free)

        Any questions or requests for assistance may be directed to the Dealer Manager at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Requests for copies of the Incorporated Documents and the Indenture may also be directed to the Information Agent. Beneficial owners may also contact their Custodian for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue New York, New York 10016 (212) 929-5500 (Call Collect) or Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com
The Dealer Manager for the Offer is:
CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street 4th Floor New York, New York 10013 Attention: Liability Management Group
Telephone: (212) 723-6106 (800) 558-3745 (toll-free)

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CERTAIN OFFER MATTERS
IMPORTANT INFORMATION
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
STATEMENT REGARDING FORWARD-LOOKING DISCLOSURE
TABLE OF CONTENTS
SUMMARY
THE COMPANIES
THE MERGER AND RELATED TRANSACTIONS
DESCRIPTION OF THE NEW BANK FACILITY AND THE EQUITY FINANCING
PURPOSE OF THE OFFER
CERTAIN CONSIDERATIONS
THE OFFER
EXPIRATION DATE; EXTENSION; AMENDMENT; TERMINATION
ACCEPTANCE OF NOTES FOR PURCHASE; PAYMENT FOR NOTES
PROCEDURES FOR TENDERING NOTES
WITHDRAWAL OF TENDERS; ABSENCE OF APPRAISAL RIGHTS
CONDITIONS OF THE OFFER
DESCRIPTION OF NOTES
CHANGE IN CONTROL OFFER
MARKET AND TRADING INFORMATION
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
DEALER MANAGER; INFORMATION AGENT; DEPOSITARY
MISCELLANEOUS